UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHSTONE-SMITH TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

IMPORTANT SPECIAL MEETING — AUGUST 21, 2007
PLEASE PROMPTLY VOTE YOUR SHARES

August 9, 2007

Dear Fellow Shareholder:

Our latest records show that we still have not received your voting instructions for the important special meeting of shareholders of Archstone-Smith Trust to be held on Tuesday, August 21, 2007.  Your vote is extremely important, regardless of the number of common shares of Archstone-Smith Trust that you own.

If the merger is completed, all holders of our common shares (other than Archstone-Smith Trust, any subsidiary of Archstone-Smith Trust or the acquiror) will be entitled to receive $60.75 per common share in cash, without interest and less applicable withholding taxes, as more fully described in the proxy statement dated July 12, 2007.  For the reasons set forth in the proxy statement, our Board of Trustees recommends that you vote “FOR” approval of the merger and the other transactions contemplated by the merger agreement.  We urge you to take action promptly to vote your common shares “FOR” approval of the merger and the other transactions contemplated by the merger agreement.  Time is short so please vote promptly to ensure your vote is received prior to the special meeting.

IMPORTANT RECENT DEVELOPMENT

Institutional Shareholder Services (ISS), the leading proxy advisory firm that issues voting recommendations to institutional investors, has recommended that holders of common shares of Archstone-Smith Trust vote “FOR” the proposed merger of Archstone-Smith Trust with and into a subsidiary of River Holding, LP, an entity jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc.

Please note that approval of the merger described in the proxy statement dated July 12, 2007 and the other transactions contemplated by the merger agreement requires an affirmative vote by holders of a majority of the outstanding common shares of Archstone-Smith Trust entitled to vote on the proposal.  Accordingly, if you do not vote your common shares, it will have the same effect as a vote “against” approval of the merger and the other transactions contemplated by the merger agreement.

Additional instructions regarding the prompt methods of voting your common shares are contained on the reverse side of this letter.  If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. at 1-800-431-9633 (toll free), 1-212-269-5550 (call collect), or +44 20 7920 9700 (international).

On behalf of your Board of Trustees, thank you for your cooperation and continued support.

Sincerely,

R. Scot Sellers

Chairman of the Board of Trustees and
Chief Executive Officer

Please use one of the following simple methods to promptly provide your voting instructions:

1.                     Vote by Internet:  Go to the website www.proxyvote.com.  Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions.  The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.  You can vote via the Internet 24 hours a day, seven days a week, up until 11:59 p.m. ET on August 20, 2007. However, you are encouraged to vote as promptly as possible.

2.                     Vote by Telephone:  Call toll-free (800) 454-8683.  Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.  You can vote via the telephone 24 hours a day, seven days a week, up until 11:59 p.m. ET on August 20, 2007. However, you are encouraged to vote as promptly as possible.

3.                     Vote by Mail:  Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.

Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed merger involving Archstone-Smith Trust. On July 13, 2007, Archstone-Smith Trust filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger.  The proxy statement was mailed on or about July 14, 2007 to Archstone-Smith Trust shareholders of record as of the close of business on July 12, 2007. Archstone-Smith Trust urges investors and shareholders to read the proxy statement and any other relevant documents filed by Archstone-Smith Trust with the SEC because they will contain important information.

The definitive proxy statement and other documents filed with the SEC are available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Archstone-Smith Trust are available free of charge on the investor relations portion of Archstone-Smith Trust’s website at www.archstonesmith.com, or by contacting Investor Relations, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293).

Archstone-Smith Trust and certain of its trustees and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the transaction. The names of Archstone-Smith Trust’s trustees and executive officers and a description of their interests in Archstone-Smith Trust is set forth in the definitive proxy statement for its annual meeting of shareholders, which was filed with the SEC on April 11, 2007. Investors and shareholders can obtain updated information regarding the direct and indirect interests of Archstone-Smith Trust’s trustees and executive officers in the Archstone-Smith Trust merger by reading the definitive proxy statement related to the merger.